Exhibit (d)(3)

LASERSCOPE
3070 Orchard Drive San Jose, CA
95134-2011
February 16, 2006
John Nealon
Senior Vice President, Business Development
American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, MN 55343
     Dear Mr. Nealon:
     In connection with a possible sale or other business combination transaction involving, Laserscope, a California corporation (the “Company”) and you (the “Potential Transaction”), the Company is prepared to provide you with certain information concerning the Company and make available to you certain representatives of its financial advisor. In consideration thereof, you shall not, and you shall direct your directors, officers, employees, affiliates, managers, members, partners, representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial and other advisors) and agents (collectively, “Representatives”) not to, disclose to any other person (other than your Representatives, as provided below), the following (collectively, the “Confidential Information”): the fact that information has been made available to you, that the Company is considering the Potential Transaction or that discussions or negotiations are taking place (or have taken place) concerning a Potential Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof or the existence of this letter agreement (this “Agreement”), any non-public information or materials disclosed by the Company to you, including, but not limited to the business and strategic plans, business summaries, business procedures and processes, business’ and financial forecasts and reports, prospective product offerings, pricing policies and methods, vendor and business partner identities, purchasing methods and information, operational material and manuals, financial data, accounting information and systems, customer lists, customer profiles and purchase preferences, marketing plans, market analysis reports, sales data, marketing forecasts, licensing procedures, leasing information, trademarks, service marks, copyrights, patents, proposed trademarks or service marks, patent applications, trade secrets, technical and engineering data, drawings, models, software products, source code, algorithms, object and load modules, content, formulas, design specifications, progress and development reports, employee information, corporate information, and phone lists.
     The term “Confidential Information” as used in this Agreement shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement; (ii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that to your knowledge, the source of such information is not and was not bound at the time of delivery by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company, (iii) is or becomes available to you on a non-confidential basis from a source that to your knowledge, is not and was not bound at the

American Medical Systems Holdings, Inc.
February 16, 2006

time such information becomes available by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, or (iv) is independently developed by you without use of Confidential Information.
     You hereby further agree that the Confidential Information will be used solely for the purpose of evaluating the Potential Transaction described to you and that such Confidential Information will be kept strictly confidential by you and your Representatives. However, you may disclose Confidential Information to your Representatives who need to know such information solely for purposes of evaluating the Potential Transaction described to you, provided that such Representatives are informed by you of the confidential nature of such information and agree to treat such information confidentially to the same extent as though they were parties hereto. You shall be responsible for any breach of this Agreement by your Representatives.
     In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation, oral questions, interrogatories, requests for information or documents in legal or arbitration proceedings, subpoena, civil investigative demand or similar legal process to disclose any Confidential Information, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or other appropriate remedy, you or any of your Representatives, in the opinion of counsel, are compelled in a proceeding to disclose Confidential Information, you or such Representative may disclose only such portion of the Confidential Information which counsel advises you or such Representative is compelled to disclose, without liability under this Agreement; provided, however, that you give the Company written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable (but, in any event, within 24 hours of your receipt of any request), that you use reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information and that you provide the Company the opportunity to intervene to preserve the confidentiality of such Confidential Information.
     You agree that money damages will not be a sufficient remedy for any breach of this Agreement by you or your Representatives and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach without proof of actual damages. You agree, and to cause your subsidiaries and affiliates, not to oppose the granting of such relief, and to waive, and to cause your subsidiaries and affiliates to waive, any requirement for the securing or posting of any bond in connection with such remedy. You also agree to use your best efforts to cause your directors, officers, employees, managers, members, and partners, and to use reasonable efforts to cause your representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial and other advisors) and agents to waive, any requirement for the securing or posting of any bond in connection with such remedy.

American Medical Systems Holdings, Inc.
February 16, 2006

     We mutually agree that neither this Agreement nor any conduct by either of us or any person acting on our behalf shall be deemed to constitute a binding agreement or understanding to proceed with any Potential Transaction under consideration by the Company unless and until a final definitive agreement has been executed and delivered, and the parties hereto hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any transactions involving the Company unless and until you and the Company shall have entered into a final definitive agreement. We also mutually agree that unless and until a final definitive agreement regarding any transactions has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Potential Transaction by virtue of this Agreement, except for the matters specifically agreed to herein.
     You acknowledge and agree that (a) the Company shall have no obligation to authorize or pursue with you or any other party any Potential Transaction, (b) you understand that the Company has not, as of the date hereof, authorized any such Potential Transaction and (c) the Company reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with you at any time.
     All Confidential Information disclosed under this Agreement shall remain the property of the Company and shall be returned or destroyed upon request together with all copies made of such Confidential Information by you or your Representatives, except as required to comply with a court, NASDAQ, NYSE, SEC or administrative subpoena or order, provided that you first use reasonable efforts to obtain an order preserving the confidentiality of such Confidential Information and provided that you give timely notice of the contemplated disclosure to provide the Company the opportunity to intervene to preserve the confidentiality of such Confidential Information. Subject to the preceding exception, all documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on Confidential Information shall be destroyed and such destruction shall be certified in writing to the Company.
     Each party hereby acknowledges that it is, and that it will make each of its Representatives involved in evaluating the Confidential Information, (a) aware that the United States securities laws would restrict any person who has material non-public information about a company from purchasing or selling securities of such Company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (b) familiar with the Securities Exchange Act of1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) to the extent they relate to the matters referred to in this paragraph. Each party agrees that it will not use or permit any third party to use, and that it will use reasonable efforts to ensure that none of its Representatives will use or permit any third party to use, any Confidential Information in contravention of the United States securities laws, including the Exchange Act.
     Each party agrees that, for a period of two years from the date of this Agreement (the “Standstill Period”), unless such party shall have been invited in writing by the other party (it being agreed and understood that the entering into of this Agreement shall not constitute such an

American Medical Systems Holdings, Inc.
February 16, 2006

invitation), it will not, directly or indirectly, (a) effect or seek, offer or propose to effect or participate in, or any way assist any other person to effect or seek, offer or propose to effect or participate in (i) any acquisition of any securities of the other party (including any warrant, option or other right to acquire any such securities) or assets of the other party, other than the acquisition of assets in the ordinary course of business, (ii) any tender or exchange offer, merger or other business combination involving the other party, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other party, (b) form, join or in any way participate in any “group” (as defined under the Exchange Act) with respect to the matters set forth in clause (a) above, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other party, (d) seek to advise or influence any person with respect to voting any securities of the other party, ( e) demand, alone or in concert with others, a copy of the stock ledger or any other books or records of the other party, (f) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person or persons in connection with the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing or (g) make any publicly disclosed proposal regarding any of the foregoing (the matters referred to in the preceding clauses (a) through (g) are referred to as “Prohibited Actions”). Each party also agrees during the Standstill Period not to make any proposal or statement, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request or suggest to the other party, directly or indirectly, to amend, waive or terminate any provision of this paragraph (including this sentence). If, at any time during the Standstill Period, a party is approached by any person concerning its participation in a transaction involving the other party’s assets, businesses or securities or any other Prohibited Actions, such party agrees to promptly inform the other party of the nature of such contact and, unless it is legally prohibited from doing so, the parties thereto.
     You agree that, for a period of two years from the date of this Agreement, you will not, directly or indirectly, hire or solicit for employment any officer or managerial or sales or skilled technical employee of the Company who became known to you in connection with your evaluation of a Potential Transaction; provided, however, that this provision shall not prevent hiring any such person who responds to a media advertisement, general advertisement, other solicitation not specifically directed toward employees of the Company, or to a non-directed executive search inquiry, without any direct or indirect solicitation, encouragement, contact or other interference or assistance from any of your Representatives, or who makes an unsolicited contact for employment.
     This Agreement contains the entire agreement between you and the Company concerning the subject matter hereof. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by you and the Company. Any such waiver by either party shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair such party’s rights in any other respect or at any other time. Each party also agrees that no failure or delay by the

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February 16, 2006

other party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.
     The validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to its conflict of laws principles or rules. You shall irrevocably submit to the exclusive jurisdiction and venue of any court of the State of California or of the United States District Court for the Northern District of the State of California for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company and hereby irrevocably agree (a) that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (b) not to commence any action suit or proceeding relating to this Agreement other than in such court.
     You hereby irrevocably and unconditionally waive and agree not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, (i) any objection to the laying of venue of any such suit, action or proceeding brought in any such court, (ii) any claim that you are not personally subject to the jurisdiction of any such court, and (iii) any claim that any such suit, action or proceeding is brought in an inconvenient forum. You hereby agree that service of any process, summons, notice or document by overnight delivery service addressed to your Chief Executive Officer (with a copy to your counsel: Oppenheimer Wolff & Donnelly LLP, 3300 Plaza VII, 45 South Seventh Street, Minneapolis, Minnesota 55402, Attention: Thomas Letscher, Esq.) shall be effective service of process for any action, suit or proceeding brought against you in any such court. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon such judgment.
     For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.
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American Medical Systems Holdings, Inc.
February 16, 2006

     Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours, LASERSCOPE
By:	/s/ Peter Hadrovic
Peter Hadrovic
Vice President, Legal Affairs and General Counsel

Accepted and agreed as of
the date first written above:
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

By:	/s/ John Nealon
John Nealon
Senior Vice President, Business Development